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SUPPLEMENT

TO

TRANSFER AGENCY AND SERVICE AGREEMENT

The Transfer Agency and Service Agreement dated and effective as of September 12, 2011, by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”), and the registered investment companies listed on Schedule A hereto (each a “Fund”), which may be amended from time to time (the “Agreement”), is hereby supplemented as of Setpember 12, 2011 in the manner set forth below (the “Supplement”):

WHEREAS, the USA PATRIOT Act of 2001, and the regulations and rules promulgated thereunder (collectively, the “USA PATRIOT Act”), imposes anti-money laundering requirements on financial institutions;

WHEREAS, each Fund has developed and implemented written anti-money laundering policies (such “Fund’s AML Program”) pursuant to the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS each Fund’s AML Program incorporates customer identification procedures (“CIP”) and Office of Foreign Asset Control (“OFAC”) compliance and is reasonably designed to satisfy the relevant requirements of the Bank Secrecy Act, as amended by the USA PATRIOT Act;

WHEREAS, each Fund is permitted under applicable law and regulation to delegate certain aspects of its AML obligations to a suitable third-party service provider;

WHEREAS, each Fund desires to delegate to State Street Bank and Trust Company (for purposes of this Supplement, the “Bank”) the performance of certain AML functions (the “Delegated Functions”) and the Bank desires to accept such delegation.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to supplement the Agreement pursuant to the terms thereof by adding the following provisions:

1.               Duties:

1.1	Duties of the Fund. Each Fund or its agent shall provide notice to such Fund’s prospective investors that information is being requested to verify their identity in order to combat money laundering and terrorist financing.

1.2	Functions Delegated to the Bank. The Bank, as an agent of each Fund, shall perform the following functions:

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(a)     Information Collection. The Bank shall obtain identifying information from such Fund’s investors (with respect to each Fund, each investor in such Fund being a “Fund Investor”), under applicable laws and regulations, which includes, at a minimum: (i) full legal name, (ii) date of birth (if applicable), (iii) physical address and (iv) a taxpayer identification number, an Individual/ International Taxpayer Identification Number or other government-issued identifier for individuals and equivalent information for entities

(b)     OFAC Compliance. The Bank shall screen the name and address information of new and existing Fund Investors against lists of known or suspected terrorists or terrorist organizations made available to the Bank in accordance with the Bank’s AML Program and all U.S. federal government directives related to such lists. These lists include, but are not limited to, those prepared by the OFAC of the U.S. Department of the Treasury which administers and enforces economic and trade sanctions against targeted foreign countries, terrorism sponsoring organizations and international narcotics traffickers based on U.S. foreign policy and national security goals. Such screening shall occur in accordance with the Bank’s AML Procedures In the event that a new or existing Fund Investor matches a name contained on the OFAC list and the Bank cannot resolve such match in accordance with the Bank’s AML Procedures the Bank shall not accept such Fund Investor’s subscription or shall freeze such Fund Investor’s subscription funds unless directed otherwise by a U.S. federal government agency and will promptly inform the relevant Fund’s Designated Contact (as defined below) of the foregoing circumstances who shall take such other action as may be required by applicable law or regulation. In the event that a new or existing Fund Investor matches a name contained on lists other than the OFAC list and the Bank cannot resolve such match in accordance with the Bank’s AML Procedures, the Bank shall inform the relevant Fund’s Designated Contact of the foregoing circumstances who shall instruct the Bank on the actions they wish the Bank to take which may include no action, accepting the Fund Investor’s subscription funds and rating the account as higher risk, not accepting such Fund Investor’s subscription, freezing or liquidating such Fund Investor’s subscription funds. The Bank will take such action as it is required to take under applicable law.

(c)     Identity Verification for Fund Investors. The Transfer Agent shall be responsible for verifying the CIP information of any prospective Fund Investor as recorded on the Transfer Agent’s record keeping systems. To the extent the Transfer Agent’s CIP Procedures requires documentary identity verification for any Fund Investor, such as government-issued identification cards, passports, utility bills or organizational documents, the Transfer Agent shall ensure that such information or documentation is requested. In the event that insufficient information or documentation is provided by the prospective Fund Investor, the Transfer Agent shall promptly contact the relevant Fund’s Designated Contact to seek further instructions.

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(c)     Transaction Monitoring and Suspicious Activity Reporting. The Bank shall maintain internal control procedures to monitor transactions in Fund Investor accounts using a risk-based approach. The Bank shall use the definitions provided in the applicable rules and regulations promulgated under the Bank Secrecy Act to determine what activity may be suspicious. Any suspicious activity identified shall be reported to the Bank’s AML Compliance Officer who shall take the necessary action under the Bank’s AML Program. The Bank’s AML Compliance Officer, will determine whether information related to the activity in question may be shared with the relevant Fund’s Designated Contact. The Bank’s AML Officer will determine whether it is appropriate to file a SAR on behalf of the Bank.

(d)     Recordkeeping. The Bank will create and retain the records required by its AML Procedures and document the performance of the Delegated Functions in accordance with, and for the periods required by, applicable U.S. law or regulation.

2.                 Certifications.

2.1	The Bank shall certify to each Fund, on an annual basis and in such form as the Bank and such Fund may mutually agree upon, that:

(a)     the Bank has established procedures which are reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Bank Secrecy Act, as amended by the USA PATRIOT Act, and other applicable U.S. rules and regulations;

(b)     the Bank has designated an individual or individuals responsible for implementing and monitoring these Procedures;

(c)     the Bank has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Procedures;

(d)     the Bank provides for periodic, but at a minimum annual, independent testing of its AML Program;

(e)     the Bank has performed the functions it has agreed to perform pursuant to this Agreement.

2.2	Upon request, which generally will not exceed more than once annually, each Fund shall certify to the Bank in such form as the Bank and such Fund may mutually agree upon, that:

(a)     such Fund understands that the Bank’s AML Procedures were developed and implemented, and will be maintained, in accordance with the U.S. Bank Secrecy Act, as amended by the USA PATRIOT Act; and

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(b)     such Fund and its Directors agree that none of them will knowingly act or fail to act in a manner that violates or is inconsistent with the Bank’s AML Procedures.

3.                 Consent to Examination

3.01	Upon reasonable request, the Bank will provide to the fullest extent permitted by U.S. law, each Fund or its authorized agents with reasonable access to information obtained and held with respect to Fund Investors or to satisfy themselves of the suitability of the Bank to act as their delegate and reliability of the Bank’s systems and procedures to ensure compliance with applicable U.S. anti-money laundering regulations. Each Fund will reimburse the Bank for reasonable expenses incurred by the Bank in respect of such Fund in providing such access.

3.02	Each party further understands and acknowledges that the records maintained under the Bank’s AML Procedures may be subject, from time to time, to examination and/or inspection by U.S. federal regulators or the Bank’s auditors as part of the periodic testing of each Fund’s Delegated Functions.

3.03	In addition, each party understands and acknowledges that the records maintained by the Bank with respect to the Delegated Functions may be subject, from time to time, to examination and/or inspection by such Fund’s regulatory authorities. For purposes of such examination and/or inspection, the Bank will use its reasonable efforts to make available during normal business hours, all required records and information concerning the Delegated Functions that the Bank performs under this agreement for review by such regulatory authorities. Each Fund shall provide the Bank with notice of any pending or planned examinations and/or inspections as soon as practicable after such Fund is notified.

4.                 No Delegation of Anti-Money Laundering Responsibility

4.01	Each Fund and the Bank understand and agree that, notwithstanding the ability of such Fund to delegate the Delegated Functions to the Bank, such Fund shall be ultimately responsible for ensuring that it is compliant with its own anti-money laundering obligations.

4.02	Each Fund and the Bank understand and agree that, notwithstanding the Bank’s agreement to perform the Delegated Functions, (i) the Bank will only be responsible for performing the Delegated Functions and (ii) the Bank shall be ultimately responsible for, and have complete discretion in, ensuring that it is compliant with its own anti-money laundering obligations.

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5.                 Miscellaneous

5.1	This Supplement to the Transfer Agency and Service Agreement (the “Supplement”) supersedes in its entirety Section 1.5 (“Anti-Money Laundering and Client Screening”) of the Agreement. In all other regards, the terms and provisions of the Transfer Agency and Service Agreement between the parties hereto shall continue to apply with full force and effect.

5.2	Any party may terminate this Supplement upon sixty (60) days’ written notice to the other. Further, this Supplement will terminate automatically upon any termination of said Transfer Agency and Service Agreement.

5.3	The parties acknowledge that the obligations of each Fund hereunder are several and not joint, that neither Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

5.4	Each party represents to the other that the execution and delivery of this Supplement has been duly authorized.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, each of the parties has caused this Supplement to be executed in its name and behalf by its duly authorized representative.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

GLOBAL EQUITY LONG/SHORT MASTER FUND

By:	/s/ Mark B. Vannoy
Name:	Mark B. Vannoy
Title:	Officer

MORGAN CREEK GLOBAL EQUITY LONG/SHORT FUND

By:	/s/ Mark B. Vannoy
Name:	Mark B. Vannoy
Title:	Officer

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

By:	/s/ Mark B. Vannoy
Name:	Mark B. Vannoy
Title:	Officer

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Schedule A

Global Equity Long/Short Master Fund

Morgan Creek Global Equity Long/Short Fund

Morgan Creek Global Equity Long/Short Institutional Fund

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